Exhibit 99.2

July 20, 2026

Fellow Calix stockholders:

We delivered record revenue of $293.3 million in the second quarter of 2026 representing 5% sequential growth and 21% year-over-year growth. Software and service revenue grew to a record $50.5 million, up 7% sequentially and 16% year-over-year, as customers embraced the opportunity ahead with agentic workflows delivered on Calix One. With the completion of customer migrations to our AI-native platform last quarter, the current quarter delivered a return to strong software growth, improving operating efficiency and continued execution against the Calix model.

We added 14 new Service Provider customers during the quarter, and as an indicator of Calix Agent Workforce success, we tripled the number of Calix One contracts from the previous quarter. This demonstrates continued customer momentum and highlights Service Providers opting into agentic capabilities to extend the value of our appliances, software, cloud platform and managed services – helping them win new subscribers, reduce churn and grow revenue per subscriber. Remaining performance obligations (RPOs) were a record $386.4 million, up 3% sequentially and 11% year-over-year, reinforcing our visibility as customers continue transforming with our platform.

We are also committed to transforming Calix through human-centric AI deployment as we seek operating leverage going forward. GAAP and non-GAAP operating expenses declined sequentially. GAAP operating expenses were $138.3 million, down $8.3 million, and non-GAAP operating expenses declined $4.7 million to $122.2 million, or approximately 42% of revenue, down from 45% of revenue in the prior quarter.

Our operating model continued to demonstrate its strength. We generated free cash flow of $11.9 million while improving operating efficiency. Our balance sheet remained strong, and we returned $69.4 million to stockholders through the repurchase of 1.6 million shares in the quarter.

Calix One Marks a New Phase of Growth

We are now seeing the return on our investment in our third-generation platform. Customers are now able to take advantage of AI workflows and agents as we are delivering tangible AI-driven outcomes that allow them to acquire new subscribers, grow existing subscriber revenue and build loyalty across residential, business, municipal and multi-dwelling unit (MDU) markets.

Recent customer progress illustrates the model:

•Alaska Communications drove 193% SmartBiz growth and won a competitive multi-dwelling bid with SmartMDU, extending the same experience-first playbook from residential and small business into the MDU market.

•VNET Fiber is investing in agentic AI through Calix Agent Workforce to extend an 87 NPS advantage and expand into MDU with SmartMDU — building on 660% residential subscriber growth and a nearly 10% year-over-year average revenue per user (ARPU) gain with SmartHome.

•Big Bend Telephone added to the momentum with 20% year-over-year ARPU growth by leading with personalized residential experiences and rapidly extending the same approach into SmartBiz.

The clarity of our strategy, our commitment to long term customer transformation, the launch of Calix One and our strong financial foundation continue to position Calix and our customers to benefit from the AI-driven secular disruption of the broadband industry.

The Calix Difference – Strategically Aligned Culture Delivering Long-Term Value

The AI driven pace of change requires strong organizations, leadership and cultures as the value of AI is only realized through the company transforming. Our leadership team and culture are built to embrace the challenge of transformation as evidenced by our strong second-quarter execution and the continued market recognition of our culture and innovation. In the second quarter of 2026, we earned 25 awards, including:

•Fortune recognized Calix as #85 in the “100 Best Companies to Work For"
•Newsweek recognized Calix as “America's Greatest Workplaces in Tech”
•Global Tech Insider recognized Calix One as the “Best AI Platform for Broadband Service Providers"
•Stevie Awards (American Business Awards) recognized Calix for its Corporate Learning/Workforce Development Solution: “The AI Academy Workforce Transformation Program”
•INFHRA Workplace Excellence Awards awarded Calix India “Best Workplace Culture (Diamond)”
•Intellyx awarded Calix One a “Digital Innovator Award”

This quarter’s performance reflects our commitment to strengthening the Calix operating model. As industry commoditization advances in 2026, Calix One integrates AI, cloud, software, managed services and appliances to help customers win subscribers, reduce churn and grow revenue per user. We continue this unified approach to drive better customer outcomes and support sustainable growth as we expand into MDUs, new geographies and private Cloud deployments. Our focus remains on delivering long-term results through four clear objectives.

•Deliberate revenue growth
•Gross margin expansion
•Disciplined operating expense investment
•Ongoing predictability

Second Quarter 2026 Financial Results

	GAAP	Non-GAAP	Guidance Non-GAAP [1]
Revenue	$293.3m	$293.3m	$287m – $293m
Gross margin	54.6%	54.8%[2]	54.25% – 57.25%
Operating expenses	$138.3m	$122.2m2	$127.0m – $129.0m
Net income per diluted common share	$0.26	$0.47[2]	$0.35 – $0.45

[1]	Non-GAAP guidance provided on April 21, 2026.
[2]	Non-GAAP excludes stock-based compensation, net of the effect for income taxes. See GAAP to non-GAAP reconciliations beginning on page 15.

For the second quarter of 2026, revenue was $293.3 million, representing an increase of 5% from the prior quarter and an increase of 21% compared with the same quarter a year ago. We saw continued strong and broad-based demand from our customers during the quarter with one customer representing 12% of total revenue.

U.S. revenue was 95% of revenue for the second quarter of 2026 compared to 95% in the prior quarter and up from 91% for the year ago quarter. U.S. revenue increased 5% sequentially and increased 27% compared with the year ago quarter. International revenue was 5% of revenue in the second quarter of 2026, up 7% sequentially and down 32% compared with the year ago period.

GAAP gross margin for the second quarter of 2026 was 54.6%, a decrease of 230 basis points sequentially and 170 basis points year-over-year. Excluding stock-based compensation, non-GAAP gross margin for the second quarter of 2026 was 54.8%, a decrease of 240 basis points sequentially and 200 basis points from the year ago period. The sequential gross margin decline primarily reflected higher memory component costs which were partially offset by assessed surcharges. The goal of our memory surcharge program is to partner with our customers for cost recovery only. What this means is that over time the incremental memory costs will be neutral to gross profit, however, they will still be a headwind to gross margin.

Software revenue includes AXOS software licenses, which are recognized as delivered, and our SaaS offerings of Calix One (Agent Workforce Cloud and SmartLife™), which are recognized ratably over the service period. Service revenue includes customer success, support and warranty, which are recognized ratably over the service period, and professional services, which are recognized as delivered. Our software enables customers to benefit from the power of data-driven insights and improve their average revenue per user at higher margins with the greatest levels of subscriber satisfaction to drive best-in-class Net Promoter Scores℠. Our SmartLife managed services include: SmartHome™ (which includes Bark, Wi-FiIQ, CommandIQ®, ProtectIQ®, ExperienceIQ® and HomeOfficeIQ™), SmartBiz™, SmartMDU™ and SmartTown®.

During the second quarter of 2026, software and service revenue was a record $50.5 million, an increase of 7% sequentially and 16% compared with the year ago quarter. Sparked by Calix One, the sequential and year-over-year increases related to continued strong demand for software licenses, Calix Cloud and SmartLife managed services.

GAAP software and service gross margin in the second quarter of 2026 was 63.0%, representing an increase of 870 basis points sequentially and a decrease of 200 basis points from the year ago period. Excluding stock-based compensation, non-GAAP software and service gross margin was 63.8%, representing an increase of 810 basis points sequentially and a decrease of 270 basis points from the year ago period. The sequential improvement was driven by the completion of our third-generation platform transition in the prior quarter and increased demand. As we optimize the new cloud environment and add incremental revenue, the cost structure will continue to improve.

Remaining Performance Obligations
2Q25 ~ 2Q26
$400M
$350M
$300M
$250M
$200M
$150M
$100M
$50M
$0M
2Q25
3Q25
4Q25
1Q26
2Q26
Current
Long-term

RPOs result from long-term commitments made by our customers and consist mainly of Calix Cloud, SmartLife managed services, extended warranties and support/maintenance agreements and exclude AXOS software licenses, month-to-month usage-based models and true-ups to actual usage from minimum commitments. These minimum commitments generally have a three-year term at signing.

At the end of the second quarter of 2026, our RPOs were a record $386.4 million, an increase of $10.1 million, or 3%, from the prior quarter and an increase of $39.8 million, or 11%, from the same quarter a year ago. Our current RPOs were $162.1 million, up $5.4 million, or 3% from the prior quarter and up $27.8 million, or 21%, from the year-ago quarter. RPOs and current RPOs increased sequentially and year-over-year due to strong demand for our Calix One platform and SmartLife managed services. Our ability to deliver agentic workflows occurred only after we migrated our customers to our third-generation platform and thus we expect RPO growth to accelerate in the second half of 2026 as we continue to deliver agentic workflows and demonstrate the value of Calix One and its ability to transform broadband businesses of all sizes and types.
During the second quarter of 2026, appliance revenue, which includes our Access Edge, Experience Edge appliances and related optics, was a record $242.8 million, a 4% increase sequentially and a 23% increase compared with the year ago quarter on continued adoption of our platform. Our customers that adopt our appliance-based platform can quickly pivot toward improving the subscriber experience, thereby enabling them to improve their average revenue per user at higher margins with the greatest levels of subscriber satisfaction.

Appliance gross margin in the second quarter of 2026 was 52.8%, representing a decrease of 460 basis points sequentially and a decrease of 160 basis points from the year ago period. Excluding stock-based compensation, non-GAAP appliance gross margin was 52.9%, representing a decrease of 460 basis points sequentially and a decrease of 170 basis points from the year ago period. The sequential and year-over-year decreases reflect an industry-wide, rapid rise in memory component costs due to the demand from the building of AI data centers. This demand is also pressuring the broader supply chain. We have opted to recover a significant portion of these increases through customer surcharges as cost recovery without adding profit. We believe that partnering with our customers enhances goodwill and ultimately leads to footprint gains. We proved this during Covid. Furthermore, we remain focused on supply so that we can ensure our customers are able to add new subscribers and take share in their markets. With our platform-enabled, narrow SKU set, we intend to remain the footprint aggressor in the market.
As we are now focused on operating leverage, our GAAP and non-GAAP operating expenses for the second quarter of 2026 were $138.3 million and $122.2 million, representing 47% and 42% of revenue,

respectively. Sequentially, GAAP operating expenses decreased by $8.3 million primarily due to stock-based compensation, and non-GAAP operating expenses decreased by $4.7 million sequentially due to lower incentive compensation, the delay of program investments and early productivity gains from our human-centric AI investments. Compared with the year ago quarter, GAAP operating expenses increased by $2.4 million and non-GAAP operating expenses increased by $11.2 million primarily related to increased investments in platform innovation. Non-GAAP sales and marketing investments were 19% of revenue, which was in line with our Target Financial Model range of 18% to 20%. Non-GAAP research and development investments were 30% of gross profit, above our Target Financial Model of 29%. Non-GAAP general and administrative investments were 6% of revenue, which is below our Target Financial Model of 7%.
Our GAAP net income was $17.1 million for the second quarter of 2026, a sequential increase of $5.9 million and an improvement of $17.3 million from the year ago period. The sequential increase was primarily the result of higher revenue and lower operating expenses and GAAP income taxes. GAAP net income for the second quarter of 2026 included stock-based compensation of $16.7 million. Excluding stock-based compensation, our non-GAAP net income was $30.6 million, an increase of $3.4 million compared with the prior quarter due to higher revenue and lower operating expenses. Non-GAAP net income increased $8.4 million from $22.2 million in the year ago quarter, primarily due to higher revenue.

Balance Sheet and Cash Flow

Our balance sheet remained strong. Our DSO was 42 days in the second quarter of 2026, up 6 days sequentially and 18 days year-over-year, reflecting a less linear quarter as the introduction of surcharges at the beginning of the quarter caused shipments to be delayed during the quarter. Our Target Financial Model for DSO remains between 35 and 45 days. Inventory turns were 2.7, down from 3.0 in the prior quarter and 3.4 a year ago. The sequential and year-over-year decrease in inventory turns, below our Target Financial Model of 3 to 4 turns, represents investments in inventory to support robust customer demand and product availability and to mitigate supply chain risk. Days payable outstanding (DPO) at the end of the second quarter was 54 days, up 17 days from the prior quarter and up 37 days from the year ago quarter reflecting our investment in inventory. Our Target Financial Model for DPO is between 25 and 35 days. Our cash conversion cycle was 122 days in-line with the prior quarter and up from 113 days in the same quarter last year. Our Target Financial Model for our cash conversion cycle remains between 100 and 130 days.

Cash Flow, 2Q25 ~ 2Q26
$50M
$45M
$40M
$35M
$30M
$25M
$20M
$15M
$10M
$5M
$0M
2Q25
3Q25
4Q25
1Q26
2Q26
Operating Cash Flow
Free Cash Flow

We ended the second quarter of 2026 with cash and investments of $194.3 million, a sequential decrease of $49.0 million. The decrease was primarily due to the repurchase of common stock of $69.4 million in addition to capital expenditures of $4.6 million partially offset by quarterly operating cash inflows of $16.5 million and proceeds from equity-based employee benefit plans of $8.1 million. We continue to expect both GAAP operating and non-GAAP free cash flow to remain strong due to continued non-GAAP profitability and a robust cash conversion cycle.

The remaining common stock repurchase authorization at the end of the second quarter of 2026 was $94.1 million.

Third Quarter 2026 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$301m – $307m	$301m – $307m
Gross margin	50.5% – 53.5%[1]	50.3% – 53.3%
Operating expenses	$123.5m – $125.5m1	$141.5m – $143.5m
Net income per diluted common share[2]	$0.37 – $0.45[1]	$0.16 – $0.24

[1]	Non-GAAP excludes stock-based compensation, net of the effect for income tax. See the GAAP to non-GAAP reconciliation on page 17.
[2]	Based on 64.8 million weighted-average diluted common shares outstanding.

Our guidance for the third quarter of 2026, ending September 26, 2026, reflects our expectations as of the date of this letter.

Our revenue guidance for the third quarter of 2026 is for revenue to be between $301 million and $307 million, up 4% (at the midpoint) from the prior quarter. This outlook reflects the demand and visibility we are seeing across our customer base, the revenue impact from assessed surcharges intended to partially offset memory component price increases and some customers managing their own inventory against these cost increases. We expect full-year 2026 revenue to be at the higher end of our 15% to 20% growth expectations.

Non-GAAP gross margin guidance of 50.5% to 53.5% represents a sequential decrease of 280 basis points at the midpoint from the prior quarter. The decline primarily reflects continued increases in memory component costs, which we expect surcharges to partially offset, with customer and product mix also contributing to a lesser extent. Our memory surcharge programs are designed to recover costs—not add profit—while intentionally prioritizing market-share capture and long-term customer goodwill over near-term margin. We decided to apply higher surcharge rates to new orders, adjusting surcharges monthly, while grandfathering backlog scheduled to ship in the third quarter of 2026 at the second quarter surcharge rates. Consequently, we expect the passthrough of higher memory costs will improve over time. We also expect that non-GAAP software and services gross margin will return to a record level in the third quarter of 2026.

Our non-GAAP operating expense guidance for the third quarter of 2026 of $123.5 million to $125.5 million represents a sequential increase primarily related to timing of expenses and higher incentive compensation partially offset by continued productivity gains from our human-centric AI investments.

We continue to expect our non-GAAP effective tax rate for 2026 will be in a range of 23% to 25%.

Summary

The Calix team enters this next phase of growth with the conversion to an AI-native platform behind us, a deep partnership with customers to help them transform their business through the power of AI-native Calix One enabled with our Customer Success team to acquire new subscribers, grow existing subscriber revenue and build loyalty across residential, business, municipal and MDU markets. Our third-generation platform—including Agent Workforce Cloud, SmartMDU and our third-generation mobile app—reflects 15 years and more than $2 billion of investment and learning with customers. With all 1,200-plus customers now on this AI-native platform, our land-and-expand model is positioned to scale as they grow.

We are pairing this momentum with an AI-enabled internal transformation to improve how we operate and serve customers. As we prepare to scale Calix One across our base and into MDU, new sovereign geographies and private platform opportunities, we are focused on competing and winning for years to come.

The foundation for our growth continues to be based on three consistent objectives:

•Winning new subscribers: customers leverage our platform, cloud and managed services to differentiate themselves in their markets thereby adding subscribers.
•Growing existing subscriber revenue while reducing churn: customers adopt additional platform extensions, cloud and managed services, enabling them to reduce their operational costs, reduce churn and grow revenue per subscriber.
•Adding new customers: We continue to help legacy operators and operators in new customer segments and geographies become strategically-aligned experience providers who recognize that our unique platform, cloud and managed services model enables their teams to transform their business as they transform operations, subscriber engagement and services, accelerate differentiation across consumer, business and municipal subscribers and compete to win for members, investors and the communities they serve.

We believe Calix is entering an important phase of growth, supported by the strength and consistency of our model as we target 15% annual growth in the years ahead and our asset-light platform expands operating margin towards our goal of 20%, supporting strong free cash flow growth, a meaningful portion of which we intend to return to shareholders through continued, disciplined share repurchases. We are excited to take advantage of the AI revolution and the agentification of the broadband industry. We appreciate the ongoing support of our customers, employees, partners, vendors and shareholders, and we are more excited than ever to update you on our continued progress and the opportunity ahead.

Sincerely,

Michael Weening President and CEO	Cory Sindelar CFO

Conference Call

In conjunction with this announcement, Calix will host a conference call tomorrow, July 21, 2026, at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time to answer questions regarding our second quarter 2026 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at https://investor-relations.calix.com/.

Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.) ID# 13761349.

The conference call and webcasts will include forward-looking information.

Investor Inquiries
Nancy Fazioli
VP, Investor Relations
InvestorRelations@calix.com
(669) 308-3901

About Calix

Calix, Inc. (NYSE: CALX) is an AI platform company that enables service providers to transform their operations and accelerate delivery of differentiated experiences—so they can compete and win in the markets and communities they serve.

Through the AI-native Calix One platform, service providers can securely and privately activate agentic-AI alongside their human teams to acquire new subscribers, grow existing subscriber revenue, and build loyalty across residential, business, municipal, and MDU markets. More than 1,200 customers of all sizes leverage the Calix One platform, which has evolved over 15 years at an investment of more than $2 billion.

Calix innovation cycles are underpinned by a strong financial balance sheet and a people first culture that routinely earns broad industry recognition—winning 81 culture and innovation awards since 2025 alone, as well as Fortune’s 100 Best Companies to Work For® in 2026.

Forward-Looking Statements

Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, impact from U.S. tariffs and trade policies (and uncertainty related to the enforceability thereof), potential customer or market opportunities, growth and future opportunities, customer demand or the sustainability of continued demand, anticipated customer purchase trends, anticipated government funding, programs and proposals, expected customer and product mix or anticipated adoption or deployment of our appliances, platform, cloud or managed services, implementation of agentic AI, industry, market and customer trends, opportunities with existing and prospective customers, the timing of BEAD shipments, free cash flow and liquidity, inventory levels, continuation of our stock repurchase program and future financial performance (including the outlook for the third quarter of 2026, full year and future periods and our Target Financial Model). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in our financial and operating results, the capital spending decisions of our customers, U.S. tariffs, changes and disruptions in the market and industry, availability of capital in the market, potential for growth in our business driven by government funds, changes in and impacts of regulations and/or government sponsored programs, competition, our ability to achieve market acceptance of our appliances, platform, cloud or managed services, our ability to grow our customer base, our ability to implement agentic AI across our platform to scale our customer success team and our customers’ success, fluctuations in costs associated with our appliances and services including higher costs, including memory component costs, the extent to which customer surcharges may offset those costs, customer acceptance of such surcharges and the impact of any such surcharges on customer demand, purchasing patterns and relationships, dependence on third-parties for production and resource management associated with our global supply chain that may cause delays in production, changes in inventory levels, inventory write-offs or component liabilities, cost overruns, disruptions in global trade and relations, social unrest and political uncertainties and other unanticipated factors, as well as the risks and uncertainties described in our annual report on Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.  http://www.sec.gov/

Use of Non-GAAP Financial Information

The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with U.S. GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP sales and marketing investments, non-GAAP research and development investments, non-GAAP general and administrative investments, non-GAAP effective income tax rate, non-GAAP net income or profitability, non-GAAP net income per diluted common share and non-GAAP free cash flow. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they exclude non-cash stock-based compensation and intangible asset amortization and the impact from changes in income taxes, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Calix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2026	2025	2026	2025

Revenue:
Appliance	$242,783	$198,126	$475,626	$377,869
Software and service	50,546	43,756	97,687	84,255
Total revenue	293,329	241,882	573,313	462,124
Cost of revenue:
Appliance	114,497	90,274	213,633	173,019
Software and service	18,708	15,313	40,260	30,102
Total cost of revenue	133,205	105,587	253,893	203,121
Gross profit	160,124	136,295	319,420	259,003
Operating expenses:
Sales and marketing	62,338	63,653	125,824	121,712
Research and development	52,754	45,787	107,400	89,767
General and administrative	23,183	26,464	51,631	53,214
Total operating expenses	138,275	135,904	284,855	264,693
Operating income (loss)	21,849	391	34,565	(5,690)
Interest income and other income (expense), net:
Interest income	1,950	2,959	4,808	6,246
Other income (expense), net	(204)	77	(546)	(119)
Total interest income and other income (expense), net	1,746	3,036	4,262	6,127
Income before income taxes	23,595	3,427	38,827	437
Income taxes	6,484	3,626	10,506	5,423
Net income (loss)	$17,111	$(199)	$28,321	$(4,986)
Net income (loss) per common share:
Basic	$0.27	$(0.00)	$0.44	$(0.08)
Diluted	$0.26	$(0.00)	$0.42	$(0.08)
Weighted average number of shares used to compute net income (loss) per common share:
Basic	63,516	64,525	64,579	65,321
Diluted	65,507	64,525	66,956	65,321

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	June 27,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$68,914	$143,086
Marketable securities	125,388	245,018
Accounts receivable, net	136,401	99,367
Inventory	180,481	133,737
Prepaid expenses and other current assets	83,856	70,345
Total current assets	595,040	691,553
Property and equipment, net	37,578	37,812
Right-of-use operating leases	12,934	14,665
Deferred tax assets	161,767	165,636
Goodwill	116,175	116,175
Other assets	30,910	32,681
	$954,404	$1,058,522
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$92,737	$41,523
Accrued liabilities	81,046	91,339
Deferred revenue	36,473	30,386
Total current liabilities	210,256	163,248
Long-term portion of deferred revenue	19,554	19,890
Operating leases	11,218	12,756
Other long-term liabilities	3,355	3,409
Total liabilities	244,383	199,303
Stockholders’ equity:
Common stock	1,574	1,678
Additional paid-in capital	1,053,389	1,230,191
Accumulated other comprehensive loss	(1,021)	(408)
Accumulated deficit	(343,921)	(372,242)
Total stockholders’ equity	710,021	859,219
	$954,404	$1,058,522

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Six Months Ended
	June 27,	June 28,
	2026	2025
Operating activities:
Net income (loss)	$28,321	$(4,986)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	37,296	45,357
Depreciation and amortization	8,787	8,613
Deferred income taxes	4,306	(1,285)
Net accretion of available-for-sale securities	(715)	(2,137)
Changes in operating assets and liabilities:
Accounts receivable, net	(37,034)	16,245
Inventory	(46,744)	(7,795)
Prepaid expenses and other assets	(10,124)	13,752
Accounts payable	50,936	2,284
Accrued liabilities	(7,789)	(10,387)
Deferred revenue	5,751	(1,748)
Other long-term liabilities	(1,845)	(1,320)
Net cash provided by operating activities	31,146	56,593
Investing activities:
Purchases of property and equipment	(12,698)	(8,045)
Purchases of marketable securities	(10,141)	(95,116)
Sales of marketable securities	64,244	11,362
Maturities of marketable securities	65,485	117,679
Net cash provided by investing activities	106,890	25,880
Financing activities:
Proceeds from common stock issuances related to employee benefit plans	28,072	24,197
Repurchases of common stock	(240,227)	(73,531)
Net cash used in financing activities	(212,155)	(49,334)
Effect of exchange rate changes on cash and cash equivalents	(53)	237
Net increase (decrease) in cash and cash equivalents	(74,172)	33,376
Cash and cash equivalents at beginning of period	143,086	43,162
Cash and cash equivalents at end of period	$68,914	$76,538

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Gross Margin
(Unaudited)
	Three Months Ended
	June 27, 2026			March 28, 2026			December 31, 2025			September 27, 2025			June 28, 2025
	Appliance	Software and service	Total	Appliance	Software and service	Total	Appliance	Software and service	Total	Appliance	Software and service	Total	Appliance	Software and service	Total
GAAP gross margin	52.8%	63.0%	54.6%	57.4%	54.3%	56.9%	57.2%	60.2%	57.7%	56.1%	63.3%	57.3%	54.4%	65.0%	56.3%
Adjustments to GAAP:
Stock-based compensation	0.1	0.8	0.2	0.1	1.4	0.3	0.2	1.1	0.3	0.1	1.0	0.3	0.2	1.0	0.4
Intangible asset amortization	—	—	—	—	—	—	—	—	—	—	0.9	0.1	—	0.5	0.1
Non-GAAP gross margin	52.9%	63.8%	54.8%	57.5%	55.7%	57.2%	57.4%	61.3%	58.0%	56.2%	65.2%	57.7%	54.6%	66.5%	56.8%

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)
	Three Months Ended
	June 27,	March 28,	December 31,	September 27,	June 28,
	2026	2026	2025	2025	2025
GAAP operating expenses:
Sales and marketing	$62,338	$63,486	$66,667	$60,257	$63,653
Research and development	52,754	54,646	53,534	47,055	45,787
General and administrative	23,183	28,448	27,827	27,293	26,464
	138,275	146,580	148,028	134,605	135,904
Stock-based compensation:
Sales and marketing	(5,631)	(6,649)	(7,059)	(6,158)	(11,047)
Research and development	(5,253)	(5,889)	(6,400)	(5,965)	(5,890)
General and administrative	(5,172)	(7,172)	(7,782)	(7,742)	(7,912)
	(16,056)	(19,710)	(21,241)	(19,865)	(24,849)

Non-GAAP operating expenses:
Sales and marketing	56,707	56,837	59,608	54,099	52,606
Research and development	47,501	48,757	47,134	41,090	39,897
General and administrative	18,011	21,276	20,045	19,551	18,552
	$122,219	$126,870	$126,787	$114,740	$111,055

Calix, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income
(Unaudited, in thousands)
	Three Months Ended
	June 27,	March 28,	December 31,	September 27,	June 28,
	2026	2026	2025	2025	2025
GAAP net income (loss)	$17,111	$11,210	$7,212	$15,658	$(199)
Adjustments to GAAP amount:
Stock-based compensation	16,690	20,605	22,012	20,618	25,613
Intangible asset amortization	—	—	—	381	228
Income tax effect of non-GAAP adjustments	(3,184)	(4,579)	(1,959)	(6,071)	(3,398)
Non-GAAP net income	$30,617	$27,236	$27,265	$30,586	$22,244

Calix, Inc.
Non-GAAP Free Cash Flow Reconciliation
(Unaudited, in thousands)
	Three Months Ended
	June 27,	March 28,	December 31,	September 27,	June 28,
	2026	2026	2025	2025	2025
Net cash provided by operating activities	$16,512	$14,634	$46,046	$32,314	$39,381
Purchases of property and equipment	(4,580)	(8,118)	(5,765)	(5,625)	(3,735)
Non-GAAP free cash flow	$11,932	$6,516	$40,281	$26,689	$35,646

Calix, Inc.
Reconciliation of GAAP Net Income to Non-GAAP Net Income Per Diluted Common Share[1]
(Unaudited)
Three Months Ended June 27, 2026
GAAP net income per diluted common share	$0.26
Adjustment to GAAP amount:
Stock-based compensation, net of income taxes	0.21
Non-GAAP net income per diluted common share	$0.47

[1]	Based on 65.5 million weighted-average diluted common shares outstanding.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending September 26, 2026
	GAAP	Stock-Based Compensation	Non-GAAP
Gross margin	50.3% - 53.3%	0.2%	50.5% - 53.5%
Operating expenses	$141,500 - $143,500	$(18,000)	$123,500 - $125,500
Net income per diluted common share[1]	$0.16 - $0.24	$0.21 [2]	$0.37 - $0.45

[1]	Based on 64.8 million weighted-average diluted common shares outstanding.
[2]	Net of income taxes.